EXHIBIT 26(q)
Description of Issuance, Transfer and Redemption Procedures
for Transamerica Journey NY
Individual Flexible Premium Variable Life Insurance Policies
Issued by
Transamerica Financial Life Insurance Company

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by Transamerica Financial Life Insurance Company (the “Company”) in connection with the issuance of Transamerica Journey NY, its individual flexible premium variable life insurance policy (“Policy” or “Policies”) and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy (“owners”) of their interests in those Policies.  Terms used herein have the same definitions as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy (File No. 333-192820, 811-8878) as filed with the Securities and Exchange Commission (“SEC”).

TABLE OF CONTENTS

I. Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums		1
A.	Offer of the Policies, Application, Initial Premium, and Issuance	1
B.	Additional Premiums	3
C.	Crediting Premiums	3
D.	Planned Periodic Payments	4
E.	No Lapse Guarantee; Premiums During a Grace Period and Premiums Upon Reinstatement	4
F.	Allocations of Initial Premium Among the Basic Interest Account and the Subaccounts	5
G.	Loan Repayments and Interest Payments	6
H.	Refund of Excess Premiums for Modified Endowment Contracts	7
II. Transfers		7
A.	Transfers Among the Subaccounts and the Basic Interest Account	7
B.	Dollar Cost Averaging	8
C.	Asset Rebalancing	8
D.	Third Party Asset Allocation Services	9
E.	Transfer Errors	9
III. “Redemption” Procedures		9
A.	“Free-Look” Right	9
B.	Surrenders	9
C.	Cash Withdrawals	11
D.	Lapses	11
E.	Premium Expense Charge, Monthly Deduction, Mortality and Expense Risk Charge	11
F.	Death Benefits	13
G.	Policy Loans	17
H.	Policy Changes After Age 121	18
I.	Payments by the Company	18
J.	Conversion Rights	18
K.	Redemption Errors	18
L.	Misstatement of Age or Gender	19
M.	Incontestability	19
N.	Limited Death Benefit	19

I.      Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

A.	Offer of the Policies, Application, Initial Premium, and Issuance

Offer of the Policies.  The Policies are offered and issued pursuant to established underwriting standards in accordance with state insurance laws for an initial premium determined by the owner, who also has the flexibility to determine the frequency and the amount of premiums to be paid under the Policy.  However, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum monthly no lapse premium set forth in the Policy.  Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured’s mortality risk as actuarially determined utilizing factors such as age, gender, and class of risk the insured.  Uniform charges for all insureds would discriminate unfairly in favor of those insureds representing greater risk.  Although there is no uniform charge for all insureds, there is a uniform charge for all insureds of the same class of risk, age, gender, death benefit option type and same face amount.

Application.  Persons wishing to purchase a Policy must complete an application and submit it to the Company through any licensed life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy.  The application must specify the name of the insured(s) and provide certain required information about the insured.  The application is generally accompanied by an initial premium, and designates premium allocation percentages and the death benefit option selected, and names the beneficiary.  The initial premium is determined by the owner, although, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum monthly no lapse premium set forth in the Policy.  Additional premium payments must be at least $50 (and $1,000 if by wire).

The owner selects the face amount for a Policy.  The current minimum face amount for a Policy is generally $100,000.  The Company will not issue a Policy if the insured is over age 85.

Receipt of Application and Underwriting.  Upon receipt of the initial premium and a completed application in good order from an applicant, the Company will follow underwriting procedures for life insurance designed to determine whether the proposed insured is insurable.  This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made.

The underwriting process determines the class of risk to which the insured is assigned if the application is accepted.  The Policy uses mortality tables that distinguish between men and women; as a result, the Policy pays different benefits to men and women of the same age.  The Company currently places insureds in the following standard classes of risk:

•	select non-smoker;
•	preferred non-smoker;
•	standard non-smoker;
•	preferred smoker;
•	standard smoker; and
•	juvenile (under age 18).

The Company also places insureds in various sub-standard classes of risk, which involve a higher mortality risk and higher charges.  The Company generally charges higher rates for insureds who use tobacco.

The Company reserves the right to reject an application for any reason permitted by law.  If an application is rejected, any premium received will be returned promptly, without interest.  The insured must be insurable and acceptable to the Company under its underwriting rules on the later of the date of the application or the date the insured completes all required medical tests and examinations.

Issuance of Policy.  If (1) the Company’s underwriting process is complete; (2) the application has been approved; (3) an initial premium of sufficient amount has been received; and (4) the insured is alive and in the same condition of health as described in the application when the Policy is delivered to the owner, then full life insurance coverage goes into effect, the Policy is issued, and the Company begins to take the monthly deductions.  This is the Policy date.  The Policy date is shown on the Policy data, and the Company measures Policy months, years, and anniversaries from the Policy date.  The Policy date is generally the record date, which is the date the Company records the Policy on the books as an in force Policy, unless the Policy is backdated.

Backdating. If the owner requests, the Company may backdate a Policy by assigning a Policy date earlier than the date the Policy is issued.  However, in no event will a Policy be backdated earlier than the earliest date allowed by state law or by the Company’s underwriting rules. A backdating request must be in writing and, if approved, will amend the application.  Cost of insurance charges are based in part on the age of the insured on the Policy date or on the date of any increase in specified amount.  Generally, cost of insurance charges are lower at a younger age.  The Company will deduct the monthly deduction, including cost of insurance charges, for the period that the Policy is backdated.

Premium payments will be credited on the date the Policy is issued, not the backdated Policy date.

Initial Premium and Conditional Insurance Coverage.  If an applicant pays the full initial premium listed in the conditional receipt attached to the application, and has met all of the requirements listed in the conditional receipt, and the Company delivers the conditional receipt to the applicant, then the insured will have conditional insurance coverage under the terms of the conditional receipt. The conditional coverage may vary by underwriting standards.  Conditional coverage becomes effective on the later of the date of the application or the date the insured completes all of the  medical examinations, tests and other screenings required by the Company, as long as:

•
each person proposed to be insured is found to have been insurable as of the Policy’s effective date, exactly as applied for in accordance with the Company’s underwriting rules and standards, without any modifications as to plan, amount, or premium rate; and

•	as of the effective date, all statements and answers given in the application are true; and
•
the payment made with the application is not less than the full initial premium for the mode of payment chosen in the application and is received at the Company’s administrative office within the lifetime of the proposed insured; and

•
all medical examinations, tests and other screenings required of the proposed insured by the Company are completed and received by the Company’s administrative office within 60 days of the date the application was completed; and

•	all parts of the application, any supplemental application, questionnaires, addendum and/or amendment to the application are signed and received by the Company at its administrative office.

The amount of conditional coverage is the lesser amounts applied for under all conditional receipts issued by the company or: $400,000 of life insurance if the proposed insured is 0-15, and is insurable at a standard or better class of risk; or $1,000,000 of life insurance if the proposed insured is age 16-55 and is insurable at a standard or better class of risk; or $400,000 of life insurance if the proposed insured is age 66-75, and is insurable at a standard or better class of risk; or $100,000 of life insurance for a class of risk with extra rating regardless of age.

The conditional receipt does not provide benefits for riders or any additional benefits for which the applicant has applied. If one or more of the conditional receipts have not been met exactly or if the proposed insured commits suicide, the Company’s liability will be limited to the return of any payment made with the application.  Because the Company does not accept initial premiums in advance for Policies with a specified amount in excess of $2,000,000, the Company does not offer conditional insurance coverage for Policies issued with a specified amount in excess of $2,000,000.

Conditional insurance coverage is void if the check or draft provided to pay the initial premium is not honored when the Company first presents it for payment.  The conditional receipt is not valid if:

•	it is not signed by an agent or authorized Company representative; or
•	any blanks in the conditional receipt have not been completed.

Conditional coverage automatically terminates on the earliest of:
•	60 days from the date the application was signed;
•	the date the Company either mails notice to the applicant of the rejection of the application and/or mails a refund of any amounts paid with the application;
•	the date the Policy goes into effect under the terms of the Policy that was applied for;
•	the date the Company offers to provide insurance on terms that differ from the insurance applied for.

If the Company does not approve and accept the application within 60 days of the date the application was signed, the application will be deemed rejected by the Company and there will be no conditional insurance coverage.  In such event, the Company’s liability will be to return any payment made upon return of the receipt to the Company.

Tax-Free Exchanges (1035 Exchanges).  The Company will accept part, or all, of the initial premium from one or more policies insuring the same insured that qualify for a tax-free exchange under Section 1035 of the Internal Revenue Code (the “Code”).  Subject to underwriting requirements, the owner may make one additional cash payment within three business days of receipt of the proceeds from the 1035 Exchange before the Company finalizes the Policy’s face amount.

B.      Additional Premiums

Additional Premiums Permitted.  The owner generally has flexibility to determine the frequency and the amount of the premiums to be paid under the Policy.  Premium payments must be at least $50 ($1,000 if by wire).  The Company may return premiums less than $50.  The Company will not allow the owner to make any premium payments that would cause the total premiums paid to exceed the current maximum premium limitations which qualify the Policy as life insurance according to federal tax laws.   If the owner makes a premium payment that would cause the total premiums to be greater than the maximum premium limitations, the Company will return any excess portion of the premium payment within 60 days after the end of that Policy year.  The Company will not permit any additional premium payments until they are allowed by the maximum premium limitations.  The Company also reserves the right to refund a premium, or require evidence of insurability, if such premium would increase the death benefit by more than the amount of the premium. The guideline premium test has additional premium limitations. The company will not accept a payment that will cause the Policy to become a modified endowment contract without the owner’s consent.

An owner may pay premiums by any method the Company deems acceptable.  The Company will also accept premium payments by wire transfer.  The Company will treat any payment made as a premium payment unless it is clearly marked as a loan repayment. Premiums will not be accepted once the insured reaches age 121.

C.	Crediting Premiums

Initial Premium.  The Company will allocate the initial net premium on the Policy date (or the date of issue if the Policy is backdated) to the reallocation account (which is the portion of the fixed account where the Company holds the premium(s) until the reallocation date). While held in the reallocation account, net premium(s) will be credited with interest at the current basic interest account rate until the reallocation date when they will be allocated to the subaccounts and/or basic interest account as specified in the application.

On the first valuation date on or after the reallocation date, which is the later of the Policy date or the date of issue (if the Policy is backdated), plus fifteen days, the Company will reallocate all policy value held in the reallocation account to the basic interest account and subaccounts selected on the application.  If the owner selected dollar cost averaging on the application, the Company will allocate the policy value either to the basic interest account, the money market subaccount, or the bond subaccount (depending on which account the owner selected on the application) on the reallocation date.

On any day that the Company credits premiums or transfers policy value to a subaccount, the Company will convert the dollar amount of the net premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation date.  The Company will credit amounts to the subaccounts only on a valuation date, that is, on a date the New York Stock Exchange (“NYSE”) is open for trading.

D.	Planned Periodic Payments

The owner determines a planned periodic payment schedule which allows the owner to pay level premiums at fixed intervals over a specified period of time.  The owner is not required to pay premiums according to this schedule.  The owner may change the amount, frequency, and the time period over which the owner makes planned periodic payments.

Even if the owner makes planned periodic payments on schedule, the Policy may still lapse.  The duration of the Policy depends on the Policy’s cash surrender value.  If the cash surrender value is not high enough to pay the monthly deduction when due (and the no lapse period has expired) then the Policy will lapse (unless the owner makes the payment the Company specifies during the 61-day grace period).

E.      No Lapse Guarantee; Premiums During a Grace Period and Premiums Upon Reinstatement

The full initial premium is the only premium the owner is required to pay under the Policy.  However, the owner greatly increases the risk of lapse if the owner does not regularly pay premiums at least as large as the current minimum monthly no lapse premium.

Until the no lapse ending date shown in the policy data, the Company guarantees that the Policy will not lapse as long as on any monthly policy date the owner has paid total premiums (minus any cash withdrawals and minus any loan balance) that equal or exceed the sum of the minimum monthly no lapse premiums in effect for each month from the Policy date up to and including the current month. If the owner takes a cash withdrawal or loan, increases or decreases the face amount, or adds, increases or decreases a rider, the owner may need to pay additional premiums in order to keep the no lapse guarantee in effect.  The no lapse guarantee will not be in effect if the owner does not pay sufficient minimum monthly no lapse premiums.

The initial minimum monthly guarantee premium is shown in the policy data and depends on a number of factors, including the age, gender, class of risk for the proposed insured and the face amount requested. The minimum monthly no lapse premium will change if the owner changes death benefit options, increases or decreases the face amount or adds, increases, or decreases a rider.  If the minimum monthly no lapse premium changes, the Company will notify the owner of the change and its effective date.

The no lapse ending date is:
•	For Policies issued to insureds ages 0-60, is determined by either the number of years to the Insured’s age 65 or the 20th Policy anniversary, whichever is earlier.
•	For Policies issued to insureds ages 61-85, the 5th Policy anniversary.

After the no lapse guarantee ends, paying the current minimum monthly no lapse premium each month will not necessarily keep the Policy in force.  The owner may need to pay additional premiums to keep the Policy in force.

If the cash surrender value is less than the amount of the monthly deduction due on any monthly policy date and the no lapse guarantee is no longer in effect, then the Policy will be in default and a grace period will begin.  The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid and the final date by which the Company must receive the payment.  The notice will be sent to the owner’s last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.  If the grace period ends and the no lapse guarantee is no longer in effect, all coverage under the Policy will terminate without value.  The Company will reinstate the Policy within three years of the lapse if:

•	the owner submits a written application for reinstatement to the Company’s mailing address or faxed to the company’s administrative office;
•	the insured submits written consent for reinstatement;
•	the insured meets the Company’s insurability requirements;
•
after the no lapse ending date, the owner pays an amount sufficient to provide a net premium equal to any uncollected monthly deductions due up to the time of termination, plus two monthly deductions due in advance at the time of reinstatement, plus an amount sufficient to increase the policy value above the surrender charges in effect at the time of reinstatement;

•
prior to the no lapse ending date, the owner pays the lesser of the premium described directly above, or the total minimum monthly no lapse premiums from the Policy date through the policy month of lapse, plus two months of minimum monthly no lapse premiums, minus premiums previously paid net of any withdrawals and loan balances.

The Company will not reinstate any indebtedness.  The policy value of the loan reserve on the reinstatement date will be zero.  The policy value on the reinstatement date will equal the policy value at the time the Policy lapsed, minus any loan balance as of that date, plus any net premiums paid at reinstatement, minus any monthly deductions due at the time of lapse, and minus one monthly deduction as of the date of reinstatement.  The reinstatement date will be the Monthly Policy Date on or following the date the Company approves the reinstatement application.

The Company may decline a request for reinstatement.

F.       Allocations of Initial Premium Among the Basic Interest Account and the Subaccounts

The Separate Account.  An owner may allocate premiums to the subaccounts of the TFLIC Series Life Account (the “separate account”).  The separate account currently consists of several subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of a fund.   Each fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.  Additional subaccounts may be added from time to time to invest in other portfolios of a fund or any other investment company.

When an owner allocates an amount to a subaccount (either by premium allocation, transfer of policy value or repayment of a policy loan), the Policy is credited with units in that subaccount.  The number of units is determined by dividing the amount allocated, transferred or repaid to the subaccount by the subaccount’s unit value for the valuation date when the allocation or transfer request or repayment is received at the Company’s administrative office.  A subaccount’s unit value is determined for each valuation period by multiplying the value of a unit for a subaccount for the prior valuation period by the net investment factor for the subaccount for the current valuation period.  The unit value for each subaccount was arbitrarily set at $10 at the time the subaccount commenced operations.  The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

The Basic Interest  Account.  Owners also may allocate premiums to the basic interest account, which guarantees principal and a minimum fixed rate of interest.  Money allocated or transferred to the basic interest account will earn interest at a current interest rate in effect at that time. The interest rate will equal at least 2%.

Allocations of Premiums Among the Separate Account and the Basic Interest Account.  Premiums are allocated to the subaccounts and the basic interest account in accordance with the following procedures.

In the application for the Policy, the owner will specify the percentage of each net premium to be allocated to each subaccount of the separate account and/or the basic interest account.  The percentage of each net premium that may be allocated to any subaccount or the basic interest account must be a whole number, and the sum of the allocation percentages must be 100%.

If the owner selects dollar cost averaging, then the owner must have at least $5,000 in each subaccount from which the Company will make transfers and the owner must transfer a total of at least $100 monthly.  If the owner selects asset rebalancing, the policy value (or initial premium if a new policy) must be at least $5,000.  The Company may restrict allocations to the basic interest account if the basic interest account value following the allocation would exceed $250,000. This restriction does not apply to any transfer to the basic interest account in the exercise of conversion rights.

Allocation percentages may be changed at any time by the owner submitting a written notice to the Company’s mailing address or telephone instructions to the Company’s administrative office.  The change will be effective at the end of the valuation date on which the Company receives the change request.  Upon instructions from the owner, the registered agent of record for the Policy may also change allocation instructions for the owner.  The minimum amount that can be allocated to a particular subaccount is 1% of each net premium payment.

G.      Loan Repayments and Interest Payments

Repaying Loan Amount.  The owner may repay all or part of the loan balance at any time while the Policy is in force.  The loan balance is equal to the sum of all outstanding policy loans including both principal and any accrued interest. Loan repayments must be sent to the Company’s mailing address and will be credited as of the date received.  If the death benefit becomes payable while a Policy loan is outstanding, the loan balance will be deducted in calculating the death benefit.

Allocation for Repayment of Policy Loans.  At each Policy anniversary, the Company will compare the outstanding loan balance to the amount in the loan reserve.  The Company will also make this comparison any time the owner repays all or part of the loan, or makes a request to borrow an additional amount.  At such time, if the outstanding loan balance exceeds the amount in the loan reserve, the Company will withdraw the difference from the subaccounts and the basic interest account and transfer it to the loan reserve, in the same manner as when a loan is made.  If the amount in the loan reserve exceeds the outstanding loan balance, the Company will withdraw the difference from the loan reserve and transfer it to the subaccounts and the basic interest account in the same manner as current premiums are allocated.  No charge will be imposed for these transfers, and these transfers are not treated as transfers in calculating the transfer charge.  The Company reserves the right to require a transfer to the basic interest account if the loans were originally transferred from the basic interest account.

Interest on Loan Reserve.  The amount in the loan reserve will be credited with interest at a fixed annual effective rate of 2%.  See “Policy Loans” below.  Any interest earned that is in excess of the outstanding loan amount will be transferred on the Policy anniversary to the subaccounts and the basic interest account in accordance with the instructions for premium allocations then in effect.

H.      Refund of Excess Premiums for Modified Endowment Contracts

At the time a Policy is issued, the Company will notify the owner as to whether the Policy is classified as a modified endowment contract (“MEC”) based on the initial premium received.  If the Policy is not a MEC at issue, the owner will be notified of the maximum amount of additional premiums the owner can pay without causing the Policy to be classified as a MEC.  At the time a premium is credited which would cause the Policy to become a MEC, the Company will immediately notify the owner and the agent.  At that time, the owner will need to notify the Company if he or she wants the Policy to continue as a MEC.  Unless the owner notifies the Company that he or she does want the Policy to continue as a MEC, the Company will refund the dollar amount of the excess premium that caused the Policy to become a MEC.

I.	Persistency Credit

The Company will apply an annual persistency credit to the policy value at the beginning of year 11. The amount credited will equal 0.15% of the unloaned policy value and will be applied to the separate account value following current premium allocations. The credit will not apply to value in the basic interest account. The persistency credit is not guaranteed.

II.      Transfers

A.      Transfers Among the Subaccounts and the Basic Interest Account

The owner may transfer policy value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the basic interest account.  An owner’s request for a transfer must be in a form satisfactory to the Company.

In any Policy year, the owner currently may make an unlimited number of “non-substantive” transfers among the subaccounts. The Company deducts a transfer charge of $25 from the amount transferred for the 13th and each additional transfer in a Policy year.  The Company guarantees that it will not increase this charge.  For purposes of the transfer charge, all transfer requests made in one day are considered one transfer, regardless of the number of subaccounts affected by the transfer, and transfers resulting from loans, the exercise of conversion rights, reallocation of policy value immediately after the reallocation date, dollar cost averaging and asset rebalancing transfers are not treated as transfers for the purpose of the charge. Any unused “free” transfers do not carry over to the next year.

There is no minimum amount that must be transferred.  There is no minimum amount that must remain in a subaccount following a transfer.  However, unless otherwise required by state law, transfers to the basic interest account may be restricted if the basic interest account value following the transfer would exceed $250,000.  The Company reserves the right to limit transfers from the basic interest account to one per Policy year (unless the owner has selected dollar cost averaging).  The maximum amount that may be transferred from the basic interest account to the subaccounts in any Policy year may be limited to the greater of 25% of the amount in the basic interest account on the date of the transfer or the amount transferred from the basic interest account in the immediately prior Policy year.  The Company reserves the right to require that the transfer request be made in writing and received within a specified period after a Policy anniversary.  This period will be no less than 30 days.

The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions.  The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the basic interest account on the owner’s behalf according to the owner’s instructions.  The Company will require the owner to provide certain information for identification purposes when making a transfer request by telephone, and may require written confirmation of the request.

Costs and Market Timing/Frequent Transfers. Professional market timing organizations and some policy owners try to profit from various strategies called market timing; for example, switching money into investment option portfolios when they expect prices to rise and taking money out when they expect prices to fall, or switching from one investment option portfolio to another and then back again after a short period of time.  As money is shifted in and out, the underlying mutual fund incurs expenses for buying and selling securities.  These costs are borne by all policy owners, including the long-term policy owners who do not generate the costs.  Frequent transfers may also impede the ability of the portfolio manager of the underlying fund to sustain the stated investment objective of the portfolio.

The transfer privilege under the Policy is not intended to serve as a vehicle for short-term or frequent transfers.  The Policy does not permit market timing/frequent transfers.  As described above, frequent transfers among investment option portfolios disrupt portfolio management in the underlying mutual fund and tend to drive fund expenses higher.  The Company reserves the right to limit or revoke transfer privileges and/or may not accept future premium payments if the policy owner engages in frequent transfer activity.  The Company considers eight or more transfers in any three-month period to be frequent transfer activity, although it reserves the right to impose restrictions if there are fewer frequent transfers.  Currently, we do not foresee any circumstances under which we would waive these restrictions on frequent transfer activity. The Company also reserves the right to implement, administer, and charge an owner for any fee or restriction, including redemption fees, imposed by an underlying fund portfolio.

B.	Dollar Cost Averaging

The dollar cost averaging program permits an owner to transfer systematically on a monthly basis a set dollar amount from the basic interest account or the portfolios investing in the money market and the bond subaccounts to a subaccount chosen by the owner.  Transfers will be made monthly as of the end of the valuation date after the first monthly policy date after the reallocation date.  An owner may elect to participate in the dollar cost averaging program at any time by sending the Company a completed dollar cost averaging request form.  The Company will make the first transfer in the month after receipt of this form at the Company’s mailing address (or by facsimile at the Company’s administrative office), provided that the form is received by the 25th day of the month.  To participate in the dollar cost averaging program, an owner must have at least $5,000 in each account from which the Company will make transfers and total monthly transfers must be at least $100.  Also, each month, an owner may not transfer more than one-tenth of the amount that was in the basic interest account at the beginning of dollar cost averaging.  There is no charge for using the dollar cost averaging program.  The Company reserves the right to modify, suspend, or discontinue offering the dollar cost averaging program at any time and for any reason.  Dollar cost averaging is not available while an owner is participating in the asset rebalancing program or in any asset allocation services provided by a third party.

C.      Asset Rebalancing

An owner may instruct the Company to rebalance automatically (on a quarterly, semi-annual or annual basis) the policy value to maintain the percentage allocation specified in the owner’s currently effective premium allocation schedule.  An owner may elect to participate in the asset rebalancing program at any time by sending a completed allocation request form to the Company’s mailing address (or by facsimile at the Company’s administrative office).  The initial rebalancing will occur on the next quarterly, semi-annual or annual anniversary after receipt of this form.  The Company will credit the amounts transferred at the unit value next determined on the dates the transfers are made.  If a day on which rebalancing would ordinarily occur falls on a day on which the NYSE is closed, rebalancing will occur on the next day the NYSE is open.

To participate in the asset rebalancing program, the Policy must have a policy value of at least $5,000 or make a $5,000 initial premium payment.  Policy value in the basic interest account is not available for this program.  The allocation percentages must be in whole numbers.  Subsequent changes to the allocation percentages may be made quarterly by written instruction to the Company’s mailing address (or by telephone or facsimile to the Company’s administrative office). Once elected, asset rebalancing remains in effect until the owner instructs the Company to discontinue asset rebalancing.  There is no charge for using the asset rebalancing program.  The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason.  If an owner terminates participation in the program, the Company may restrict the owner’s right to re-enter the program to once each Policy year.  Asset rebalancing is not available while an owner is participating in the dollar cost averaging program or in any asset allocation services provided by a third party.  Asset rebalancing will cease if the owner makes any transfer to or from any subaccount other than under a scheduled rebalancing.

D.      Third Party Asset Allocation Services

The Company does not offer advice about how to allocate an owner’s policy value under any circumstance, but an owner may engage a third party investment advisor to manage his or her account.  The Company is not a party to the agreement an owner has with any such third party investment advisor, and any fee charged by an owner’s investment advisor is in addition to the fees and expenses that apply under the Policy.

The Company may provide administrative or other support services to independent third parties that have been authorized by owners to conduct transfers on their behalf or to recommend how subaccount values should be allocated.  There is currently no charge for these administrative and support services.  The Company reserves the right to discontinue providing administrative and support services at any time and for any reason.

E.      Transfer Errors

In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimus amounts.  The Company will correct non de minimus errors it makes and will assume any risk associated with the error.  Owners will not be penalized in any way for errors made by the Company.  The Company will take any gain resulting from the error.

III.       “Redemption” Procedures

A.     “Free-Look” Right

The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company’s mailing address, to one of the Company’s branch offices or to the agent who sold the Policy.  The free-look period expires 10 days after the owner receives the Policy.  Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company’s mailing address, the Policy will be deemed void from the beginning.  Within seven days after the Company’s mailing address receives the cancellation request and the Policy, the Company will pay a refund.  The refund will be the total of all premiums paid under the Policy plus any charges that were deducted from the premiums paid.

B.	Surrenders

Requests for Cash Surrender Value.  If the insured is alive and the Policy is in force, the owner may surrender the Policy at any time for its cash surrender value.  The cash surrender value on any valuation date is equal to the policy value, minus any surrender charge, and minus any outstanding loan balance. The cash surrender value will be determined by the Company on the valuation date the Company receives all required documents at its mailing address, including a satisfactory written request containing the owner’s original signature.  The signature of the owner’s spouse may be required.  The Company will cancel the Policy as of the date the written request is received at the Company’s mailing address and the Company will ordinarily pay the cash surrender value in a lump sum within seven days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it is surrendered.

Surrender of Policy - Surrender Charge.  The surrender charge period varies by the age of the insured. If the Policy is surrendered during the surrender period, the Company will deduct a surrender charge from the policy value and pay the remaining policy value (less any loan balances) to the owner.

Age at Issue/Increase	Surrender Charge Period
0-54	15 years
55+	10 years

The surrender charge is a charge for each $1,000 of face amount of the Policy without consideration of any supplemental riders.  The surrender charge that will apply on a full surrender of the Policy is the total of the surrender charge calculated for the initial face amount and the surrender charges calculated for each increase in face amount.

The initial face amount has a surrender charge period (depending on age of insured at issue, see above) starting on the Policy date and surrender charges that are based upon the age of the insured, gender, and risk class on the Policy date.  Each increase in face amount has its own 1surrender charge period (depending on age of insured at increase, see above) and surrender charges that are based upon the age of the insured, gender, and risk class at the time of the increase.

The surrender charge for each layer of face amount is calculated as:

•	the charge per thousand of initial face amount and charge per thousand of any increase in face amount; multiplied by
•	the number of thousands of the initial face amount and the number of thousands of any increase in face amount; multiplied by
•	the surrender charge factor.

The surrender charge per thousand is calculated separately for the initial face amount and for each increase in face amount, using rates found in the prospectus.  The surrender charge factor is also calculated separately for the initial face amount and for each increase in face amount in force.  The surrender charge factor is always determined from the Policy date or date of face amount increase to the surrender date, regardless of whether there were any prior lapses or reinstatements.

Reduced Paid-Up Option. A policy owner may elect to use the cash surrender value to purchase a reduced paid-up policy. The reduced paid-up policy is a non-participating paid-up endowment at age 120 insurance, payable under the same conditions as the original Policy. The Company will determine the amount of the reduced paid-up insurance using the single net premium rate for the insured’s age for an amount equal to or less than the then current face amount of the Policy. Any remaining cash surrender value will be returned to the owner.

Extraordinary Expenses.  When the Company incurs extraordinary expenses, such as overnight mail expenses or wire service fees, for expediting delivery of the surrender payment, the Company will deduct that charge from the payment.  The Company charges $30 for an overnight delivery ($35 for Saturday delivery) and $50 for wire service.

C.      Cash Withdrawals

When Withdrawals are Permitted.  The owner may withdraw a portion of the cash surrender value, subject to the following conditions:

•
The owner must make a cash withdrawal request in writing, and the request must contain the owner’s original signature.  The signature of the owner’s spouse may be required.  The owner may also fax a withdrawal request to the Company if it is less than $500,000.

•	The Company may limit the withdrawal amount to at least $500 and the withdrawal amount may not exceed the cash surrender value less $500.
•	A cash withdrawal will not be permitted if it will reduce the specified amount below the minimum face amount set forth in the Policy data.
•
If the face amount changes due to a withdrawal, the new face amount will become the basis for the final determination of all income protection option benefits upon the death of the insured and will result in an adjustment to the long term care rider face amount.

•
The owner may specify the subaccount(s) and the basic interest account from which the withdrawal will be taken.  If the owner does not specify an account, the Company will deduct the policy’s value in the subaccounts and the basic interest account in accordance with the owner’s current premium allocation instructions. If that is not possible, the withdrawal amount will be withdrawn pro-rata from all account options.

•	The Company generally will pay a cash withdrawal request within seven days following the valuation date on which the withdrawal request is received.
•	The Company will deduct a processing fee equal to $25 or 2% of the amount withdrawn, whichever is less, and will pay the owner the balance. The Company guarantees that this charge will not increase.
•	The Company does not deduct a surrender charge when a cash withdrawal is taken.
•	The Company will not allow a cash withdrawal that will disqualify a Policy as life insurance under the Internal Revenue Code.
•	A cash withdrawal may have tax consequences.

Effect of Withdrawal on Death Benefit.  A cash withdrawal will reduce the policy value by the amount of the cash withdrawal and will reduce the death benefit by at least the amount of the cash withdrawal.  If the level death benefit option is in effect or the graded death benefit option is in effect and the Insured is age 71 or older, a cash withdrawal will reduce the face amount by an amount equal to the amount of the cash withdrawal.

Extraordinary Expenses.  When the Company incurs extraordinary expenses, such as overnight mail expenses or wire service fees, for expediting delivery of the partial withdrawal payment, the Company will deduct that charge from the payment.  The Company charges $30 for an overnight delivery ($35 for Saturday delivery) and $50 for wire service.

D.      Lapses

If the no lapse guarantee is not in effect and sufficient premium has not been received by the 61st day after the date of the grace period notice, the Policy will lapse without value and no amount will be payable to the owner unless the Policy is reinstated within three(3) years after the lapse.

E.      Premium Expense Charge, Monthly Deduction, and Mortality and Expense Risk Charge

Premium Expense Charge.  The Company deducts a premium expense charge from premiums before allocating such premiums to the subaccounts and the basic interest account selected by the owner.  This charge is guaranteed not to exceed 5%.

Premium expense charges are used to pay aggregate policy costs and expenses, including distribution costs and/or state premium taxes.

Monthly Deduction.  A monthly deduction will be taken from the policy’s value on the policy date and on each monthly policy date prior to the insured’s age 121 years.  The Company will deduct the monthly charge on a pro-rata basis from all account options unless the owner elects self-directed monthly deductions.  If the owner elects self-directed monthly deductions, the portion of each monthly deduction taken from each account option will equal the monthly deduction times the selected percentage for that account option.

Each monthly deduction consists of:

•	the monthly cost of insurance charge for the Policy; plus
•	the monthly policy fee for the Policy; plus
•	the monthly expense charge for the Policy; plus
•	any charge for additional benefits provided by riders attached to the Policy.

Monthly Policy Fee. The monthly policy fee is determined by the Company and is used to cover aggregate policy expenses. The Company may increase or decrease the fee from time to time but will never charge more than the guaranteed maximum policy fee allowed in the policy data.

This charge varies by age at issue and policy duration and is charged each month until age 121.

Cost of Insurance Charge.  The cost of insurance charge is calculated monthly on the monthly policy date and is determined as follows:

1.   Determine the amount at risk by subtracting the policy value from the amount of the death benefit.
2.   Divide the amount at risk by 1,000.
3.	Allocate the result as set forth below and multiply each resulting element by the appropriate monthly cost of insurance rate to arrive at the monthly cost of insurance.

To determine the amount at risk and the appropriate monthly cost of insurance rates, the Company applies the policy value to the initial face amount. If the policy value exceeds the initial face amount, the Company will apply the remaining policy value to any increases in the face amount in the order of occurrence. Any remaining policy value will be applied to any additional death benefit caused by the application of the death benefit factor.

Monthly Expense Charge.  The Company determines the monthly expense charge per thousand and may change it from time to time, but never to a charge in excess of the applicable guaranteed maximum monthly expense charge per thousand. The monthly expense charge per thousand applicable to an increase in the face amount may be different from the monthly expense charge per thousand on the initial face amount. The guaranteed monthly expense charge per thousand in effect on the policy date is shown in the policy data. Any change in this charge will be applied uniformly to all policies or face amount increases with the same face amount, age sex and class of risk that have been in effect for the same length or time.

This charge equals:

• the face amount on the policy date divided by 1,000 and then multiplied by the applicable monthly expense charge per thousand; plus
• the monthly expense charge for each increase in face amount caused by  a requested increase; minus
• the monthly expense charge for any specified amount that has been decreased.

Optional Insurance Riders.  The monthly deduction will include charges for any optional insurance benefits added to the Policy by rider.

Cost of Insurance Rates.  The company may change the monthly cost of insurance rates from time to time. Changes will apply to all persons of the same face amount, age, sex, class of risk and any substandard rating whose policies or increases in face amount have been effect for the same length of time.

The monthly cost of insurance rate depends, in part, on the face amount band.  Generally, the higher the face amount band, the lower the cost of insurance rates.  The face amount band is determined by referring to the face amount in force for the Base Policy (riders are not included in determining the Policy’s face amount band).  The specified amount bands available are:

1)	Band 1: $100,000 - $249,999
2)	Band 2: $250,000 - $499,999
3)	Band 3: $500,000 - $999,999
4)	Band 4: $1,000,000 and above

If the face amount is increased, different monthly cost of insurance rates may apply to that layer of face amount, based on the insured’s age and underwriting class of risk at the time of the increase, gender, and the length of time since the increase.  Increases in face amount may move the Policy into a higher face amount band which may result in a decrease in the rates for the cost of insurance and premium expense charges.

Decreases in the face amount may cause the Policy to drop into a lower band of face amount and may result in an increase in cost of insurance rates and premium expense charges.  Decreases in face amount are applied on a last-in, first-out basis to the face amount in force, and will first reduce the face amount provided by the most recent increase in face amount in force, then reduce the next most recent increases, successively, and then reduce the initial face amount.

The cost of insurance charge is calculated using the current monthly cost of insurance rate table in effect for the Policy using the face amount and the Insured’s age, sex, class of risk, and any substandard rating for the Policy and the length of time since the policy date or the date of any increase in face amount.  Different monthly cost of insurance rates may apply to increases in the face amount following the policy date and any additional death benefit caused by the application of the death benefit factor.

Cost of insurance rates for Policies that are issued on a simplified or expedited basis may cause healthy individuals to pay higher cost of insurance rates than they would pay under a substantially similar Policy offered using different underwriting criteria.

Mortality and Expense Risk Charge. Each valuation date, the Company deducts a daily charge from each subaccount that, together with other fees and charges, compensates the Company for services rendered, the expenses expected to be incurred, and the risks assumed. This charge is equal to:

• The value of each subaccount; multiplied by
• The daily pro rata portion of the annual mortality and expense risk charge rate.

The Company guarantees that the mortality and expense risk charge will be no more than 0.60% annually for policy years 1-10 and no more than 0.30% for policy years 11+ of daily net assets of each subaccount in which the policy value is allocated.

F.      Death Benefits

Death Benefit Proceeds.  As long as the Policy is in force, the Company will  pay the death benefit  upon receipt at the Company’s administrative office of satisfactory proof of the insured’s death, plus written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need.  The Company may require return of the Policy.

The final death benefit payment is equal to:

•	the amount determined based on the death benefit option selected (described below); minus
•	any monthly deductions due if the insured dies during the grace period ; minus
•	any policy loan balance; plus
•	any additional insurance in force provided by rider.

The Company will pay the death benefit proceeds to the primary beneficiary(ies), if living, or to a contingent beneficiary.  If each beneficiary dies before the insured and there is no contingent beneficiary, the Company will pay the death benefit proceeds to the owner or the owner’s estate.

The Company will pay the death benefit proceeds in a lump sum or under a settlement option.  The election may be made by the owner during his or her lifetime, or, if no election is in effect at his or her death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. If no election is made, the Company will pay the death benefit proceeds in a lump sum.

If all or part of the death benefit proceeds will be paid to the beneficiary in one sum, the Company will pay interest on this sum as required by applicable state law (and/or settlement agreement)from the date of death  to the date the Company makes payment.  Generally payment will be made within seven days after the valuation date on which the Company has received at the Company’s administrative office all materials necessary to constitute due proof of death and written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need.

If a settlement option is elected, the death benefit will be applied to the option within seven days after the valuation date by which the Company received due proof of death and written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need and payments will begin under that option when provided by the option.

Death Benefit.  The death benefit is determined at the end of the valuation period in which the insured dies.  One of the three death benefit options offered under the Policy must be selected on the application.  If the owner does not select a death benefit option on the application, the level death benefit option will automatically be in effect.

For purposes of qualifying the Policy as a life insurance policy, there are two tax “tests” available in Code Section 7702, the “guideline premium” test, or the “cash value accumulation” test.  The insured must choose either the guideline premium test or the cash value accumulation test on the application.  This choice may not be changed.  If a choice is not made on the application, the default test will be the guideline premium test. The death benefit will vary depending on which test is chosen.

The three death benefit options are:

Level Option

Under the Guideline Premium Test

The death benefit equals the greatest of:	1.	The face amount; or
	2.	A specified percentage called the “death benefit factor” as shown in the policy data, multiplied by the policy value on the insured’s date of death; or
	3.	The amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

Under the Cash Value Accumulation Test

The death benefit equals the greatest of:	1.	The face amount; or
	2.
A specified multiple called the “death benefit factor,” as shown in the policy data, multiplied by the difference between the policy value on the date of the insured’s death and any applicable net single premium for riders that are qualified additional benefits as shown in the policy data; or

	3.	The amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

Increasing Option

Under the Guideline Premium Test

The death benefit equals the greatest of:	1.	The face amount; plus the policy value on the insured’s date of death; or
	2.	The death benefit factor, as shown in the policy data, multiplied by the policy value on the insured’s date of death; or
	3.	The amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

Under the Cash value Accumulation Test

The death benefit equals the greatest of:	1.	The face amount; plus the policy value on the insured’s date of death; or
	2.
A specified multiple called the “death benefit factor,” as shown in the policy data, multiplied by the difference between the policy value on the date of the insured’s death and any applicable net single premium riders that are qualified additional benefits as shown in the policy data; or

	3.	The amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

Graded Option

The death benefit equals the greatest of:	1.	The level death benefit option under either GPT or CVAT; or
	2.	The face amount, multiplied by the applicable grading factor below, where the grading factor, by age is equal to:
		Age	Factor
		0 to 70	1.00
		71 to 94	0.04 x (95-Insured’s age)
		95+	zero
plus the policy value on the date of the insured’s death; or
	3.	The amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

The Company guarantees that, regardless of the death benefit option selected, as long as the Policy does not lapse, the death benefit will never be less than the specified amount on the insured’s date of death.

Change in Death Benefit Option.  After the third Policy year and before the Insured’s age 95, the owner may change the death benefit option once each Policy year.  The request to change the death benefit option must be in writing.  The effective date of the change will be the monthly policy date on or following the date when the Company receives the request for change.  The owner may not make a change that would decrease the face amount below the minimum specified amount shown in the policy data.

Death Benefit After Age 121.  If the Policy is still in force after the Insured’s age 121, the Policy will continue and the death benefit payable will continue to be calculated in accordance with the death benefit option and the life insurance compliance test then in effect.

Death Benefit with Long Term Care Rider.  Policies with a long term care rider are endorsed to provide a residual/minimum life insurance death benefit equal to the lesser of (a) 10% of the lowest face amount of the base Policy from inception, less any outstanding policy loans; or (b) $10,000.

Regardless of the death benefit option in effect, at the commencement of the long term care rider, the death benefit option will be changed to the level option.  The owner may request that the death benefit option be restored to the original death benefit option when the long term care rider benefits stop.

If the Insured dies while we are paying long term care rider benefits or after the maximum long term care rider benefits have been paid, the beneficiary will receive the greater of: (1) the Policy’s current death benefit at the time of death less any loan balance, reduced by the sum of the long term care rider benefit payments; or (2) the residual death benefit.

Change in Face Amount.  The owner may increase or decrease the face amount once per policy year by sending a written request to our administrative office. Any change in face amount will take effect on the first monthly policy date following approval of the request. After the change, the monthly cost of insurance rates and monthly expense charge per thousand will be based on the new face amount. These rates may be higher or lower than the rates at which the Policy was originally issued. The period for which the monthly expense charge per thousand is charged may change.

Decrease in Face Amount.  A written request to decrease the face amount may be made after the third policy anniversary. The face amount cannot be increased in the same policy year.  The face amount cannot be decreased lower than the minimum face amount shown in the policy data, nor can it be decreased if the new face amount would disqualify the Policy as life insurance under the Internal Revenue Code.  Reductions in the face amount will be applied in the following order:

1.	To the most recent increase in the face amount.
2.	To the next most recent increase and then to each preceding increase in the face amount.
3.	To the initial face amount or the current face amount, if less.

The Company may require that the decrease be at least $25,000. Until the later of the end of the surrender charge period or the policy anniversary at the Insured’s age 65, the Company may limit the amount of the decrease to no more than 20% of the then current face amount.  There is no surrender charge taken when the face amount decreases and the full surrender charge remains in effect until the surrender of the Policy.

Increase in Face Amount.  A request to increase the face amount must be applied for on a supplemental application and is subject to the company’s underwriting requirements as well as the policy’s incontestability and suicide provisions.  The company may require that the increase in face amount be at least the minimum face amount as shown in the policy data. The face amount increase will have its own monthly cost of insurance rates, monthly expense charge per thousand rates, and surrender charges.

Supplemental Death Benefits.  Supplemental death benefits and other benefits may be added to the Policy by purchasing one or more riders as described in the current prospectus for the Policy.

G.	Policy Loans

Policy Loans.  After the Policy’s free look period, and as long as the Policy is in force, the owner may request a policy loan at any time by submitting a written, faxed, or telephone request to the Company’s administrative office.  The signature of the owner’s spouse may be required.  The minimum loan amount may be $500 and the maximum loan amount is 90% of the cash surrender value minus any loan interest that will accrue before the next policy anniversary.  Policy loans will be processed as of the valuation date the request is received in good order and loan proceeds will generally be paid to the owner within seven days thereafter.

The Policy, as applied for and issued, will automatically permit the owner to request a loan by telephone, unless the owner provides other instructions.  The Company will require the owner to provide certain information for identification purposes when making a loan request by telephone, and may require written confirmation of the request.  A loan request may be made by facsimile provided the loan request is less than $500,000. The Company may reject the request, or require a signature guarantee, if the loan amount exceeds $500,000 or if the address of record has been changed within the past 10 days.

The application of some policy riders may restrict an owner’s ability to secure a new loan.

Collateral for Policy Loans.  When a policy loan is made, an amount equal to the loan is transferred from the account options to the loan reserve.  This withdrawal is made based on the owner’s current premium allocation instructions, unless the owner specifies a different allocation when requesting the loan.

Interest on Policy Loans.  The Company charges interest on each loan at the rate declared by the Company at the time the loan is taken. The rate may vary, but it will never be more than the standard guaranteed maximum loan interest rate shown in the policy data. Different loan interest rates may apply to different parts of the loan. Interest is due on each policy loan on the policy anniversary. Interest charged and not paid when due, will be treated as an additional loan at the applicable interest rate.

After the tenth policy year, certain loans will be classified as preferred loans. The interest rate that is charged on preferred loans will not exceed the preferred maximum loan interest rate shown in the policy data. The amount eligible for a preferred loan is determined by subtracting the total premiums paid, withdrawals and the loan balance from the policy value. All loans after the Insured’s age 121 years will be considered preferred loans.

Effect on Death Benefit.  If the death benefit becomes payable while a policy loan is outstanding, the loan amount, including accrued loan interest, will be deducted in calculating the death benefit. If at any time the sum of outstanding loans, including accrued loan interest, causes the net surrender value of the Policy to reach zero, the Company will send the owner, and any assignee of record, notice of the default and the owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

H.	Policy Changes After Age 121

If the Policy is still in force on the policy anniversary on or following the insured’s 121st birthday (as applicable), the Policy will continue, with the following changes:

•	The Company will not accept any further premium payments.
•	The Company will not deduct the monthly deductions.
•	The Company will continue to deduct the mortality and expense risk charge, if any.
•	Interest will continue to accrue on any policy loans, as before, but all loans, new and existing, will be considered preferred loans.
•	The Company will continue to accept policy loan repayments and loan interest payments.
•	The Company will continue to permit policy loans and withdrawals to be made.

I.	Payments by the Company

Payments of cash withdrawals, surrenders, settlement options, or death benefits proceeds ordinarily will be made within seven days of the valuation date on which the Company receives the request and all required documentation at the Company’s administrative office.  The Company may postpone the payment of any such transactions for any of the following reasons:

•	The NYSE is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, as determined by the SEC.
•	The SEC permits, by an order, the postponement for the protection of policyowners.
•	The SEC determines that an emergency exists that the disposal of securities held in the separate account or the determination of their value of not reasonably practicable.
•	When mandated under applicable law.

If the Transamerica Aegon Money Market VP fund suspends payment of redemption proceeds in connection with a liquidation of such fund, the Company will delay payment of any transfer, cash withdrawal, surrender, loan, or death benefit from the Transamerica AEGON Money Market VP subaccount until the fund is liquidated.

The Company may defer payment of surrenders, cash withdrawals, death benefits, or payments under a settlement option until recently submitted checks or drafts have been have been honored. The Company also reserves the right to defer payment of transfers, cash withdrawals, death benefits, or surrenders from the basic interest account for up to six months.

J.	Conversion Rights

The owner has the right to transfer all of the subaccount value to the basic interest account during the first two policy years. No transfer charge will applied and the transfer is not counted for purposes of determining whether a transfer charge applies.  The owner must make this request in writing to the Company’s mailing address.

In the event of a material change in the investment policy of any fund, the owner has the right to transfer all of the subaccount value to the basic interest account without being assessed a transfer charge or counting the transfer for purposes of determining whether a transfer charge applies.  The Company must receive this request within 60 days after the effective date of the change of investment policy or the date the owner receives notification of such change, whichever is later.

K.	Redemption Errors

In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the basic interest account, except for de minimus amounts.  The Company will assume the risk of any non de minimus errors caused by the Company.

L.	Misstatement of Age or Gender

If the Company discovers, while the insured is still living, that the insured’s age or sex has been misstated it may recalculate and revise the policy value to the amount it would have been at the insured’s correct age and/or sex. If the misstatement is discovered after the insured’s death or if the revised policy value would result in termination of the Policy, the Company will adjust the death benefit. The adjusted death benefit will be the amount which would have been purchased at the insured’s correct age and/or sex by the most recent monthly deduction using the correctly monthly cost of insurance rates and monthly expense charge. If the misstatement is discovered while the insured is still living, future monthly deductions and minimum monthly no lapse premiums will be adjusted for the insured’s correct age and/or sex.

M.	Incontestability

The Policy limits the Company’s right to contest the Policy, except for reasons of fraud or non-payment of premium, after it has been in force during the insured’s lifetime for two years from the policy date or, if reinstated, for two years from the reinstatement date.  A new two-year contestability period will apply to each increase in specified amount that requires evidence of insurability, beginning on the effective date of each increase, and will apply only to statements made in the application for the increase.

N.	Limited Death Benefit

The Policy limits the death benefit if the insured dies by suicide within two years from the date of issue or the effective date of a reinstatement.  The Company’s liability is limited to an amount equal to the premiums paid, less any loan balance, and less any cash withdrawals.

If the insured commits suicide within two years from the effective date of any increase in face amount, the Company’s liability with respect to such increase will be limited to the monthly deductions for the increase.